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                                                                    EXHIBIT 11.1


                            JDA SOFTWARE GROUP, INC.

                 SCHEDULE OF COMPUTATION OF NET INCOME PER SHARE
               (in thousands, except per share amounts; unaudited)


                                                                              Three Months Ended       Nine Months Ended
                                                                                 September 30,           September 30,
                                                                                 -------------           -------------
                                                                                1997        1996        1997        1996
                                                                                ----        ----        ----        ----
Net income                                                                     $3,259      $2,088      $8,162      $5,074

Weighted average shares:
-    Common shares outstanding                                                 13,112      12,283      13,054      11,884
-    Common equivalent shares (1)                                                  48           0        (16)           0
                                                                               ------      ------      ------      ------
          Total weighted average shares - primary                              13,160      12,283      13,038      11,884

-    Incremental common equivalent shares (2)                                      57           0          58           0
                                                                               ======      ======      ======      ======
          Total weighted average shares - fully diluted                        13,217      12,283      13,096      11,884
                                                                               ======      ======      ======      ======

Primary net income per common and equivalent share                               $.25        $.17        $.63        $.43
                                                                               ======      ======      ======      ======

Fully diluted net income per common and equivalent share (3)                     $.25        $.17        $.62        $.43
                                                                               ======      ======      ======      ======


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Notes:

1. Represents shares issuable upon exercise of outstanding stock options, adjusted for the effect of any windfall tax benefits from the exercise of stock options that were credited to capital. Shares were calculated using the treasury stock method and average market values.

2. Represents incremental shares issuable upon exercise of outstanding stock options. The additional shares were calculated using the higher of the end of period or average market value.

3. This calculation is submitted in accordance with Regulation S-K Item 601(b)(11) although it is not required by footnote 2 to paragraph 14 of APB Opinion No. 15 because it results in dilution of less than 3%.


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